Exhibit 99.1
NEWS RELEASE
JDSU ANNOUNCES COMPLETION OF SENIOR CONVERTIBLE NOTE OFFERING

Milpitas, California, May 17, 2006 - JDSU today announced that it has completed the sale of $375 million aggregate principal amount of 1% senior convertible notes due 2026. JPMorgan Securities Inc. and Merrill Lynch & Co. served as joint book runners of the offering.

“The completion of this senior convertible offering will further strengthen JDSU’s balance sheet, with cash and cash equivalents now in excess of $1.2 billion,” said Dave Vellequette, JDSU’s Senior Vice President and Chief Financial Officer. “With our previous convertible notes coming due in 2008, we decided to act opportunistically to raise additional funds at attractive terms.”

The Company has the right to redeem the notes beginning May 20, 2013. Holders of the notes may require the Company to repurchase the notes on May 15, 2013, May 15, 2016, and May 15, 2021. JDSU intends to use the proceeds for general corporate purposes, which may include the repayment of existing debt.

The Company sold the notes in a private transaction, exempt from the registration requirements of the Securities Act of 1933, as amended. The notes, and the common stock issuable upon conversion of the notes, were not registered under the Securities Act of 1933, as amended, or under any state securities laws, and may not be offered or sold in the United States (or to a U.S. person) without registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state laws. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) is committed to enabling broadband & optical innovation in the communications, commercial and consumer markets. JDSU is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, cable operators, and network equipment manufacturers.  Furthermore, JDSU is a leading provider of innovative optical solutions for medical/environmental instrumentation, semiconductor processing, display, brand authentication, aerospace and defense applications, and decorative applications.  More information is available at www.jdsu.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include: (i) the offering’s effect of strengthening the balance sheet and (ii) the use of proceeds described above, including the Company’s intention to repay existing debt. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including, without limitation, the following: (i) market factors affecting the price of bonds and equity securities, (ii) the amount of cash generated from the business, (iii) the prevailing interest rates, (iv) the existence of alternative uses for the Company’s cash, and (v) unanticipated changes in the yield on cash investments.

The forward-looking statements contained in this news release are made as of the date hereof and the Company does not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact Information

Investors: Jacquie Ross, 408-546-4445, investor.relations@jdsu.com
Press: Jim Monroe, 240-404-1922, jim.monroe@jdsu.com